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Rise Gold Assists with Storm Restoration & Fire Protection

February 14, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") reports on its initiatives to assist the local Nevada County area with storm restoration and fire protection.

A significant winter storm occurred in Nevada County on December 27th which resulted in fallen trees and loss of power to approximately 33,000 area homes. Electricity was not fully restored until January 11th.  The Company allowed the electricity utility, PG&E, to use its Brunswick Industrial Site to marshal work crews to expedite area power restoration.

The Company has also agreed to allow the use of the Brunswick Industrial Site for the temporary storage and processing of green waste related to the recent storm. The County of Nevada contracted with the Fire Safe Council to offer free storm-related green waste disposal to Nevada County residents. Nine public drop off events are planned in March and April at the Company's property where green waste will be processed and then hauled to a bio-mass power plant. The community green waste program is designed to help homeowners address the storm debris (tree trunks and branches) on their properties in advance of the fire season. The Company has allowed the Fire Safe Council to use the Brunswick Industrial Site for the previous two years, although the currently planned events are larger in scope than previous programs.

Wildfire is one the most important issues to Nevada County residents. In addition to its assistance with green waste management, Rise Gold previously agreed to support the Ophir Hill Fire Protection District (the "OHFPD") with new equipment and personnel. On July 26, 2021, the OHFPD board accepted the Company's proposal to provide a new fully equipped fire engine and three additional full-time firefighters. Under the agreement, the Company would purchase the fire engine for OHFPD upon commencement of mine dewatering. The funding of additional fire-fighters would commence upon achievement of commercial production at the mine. In a letter to the county, Chief Rothenberger of the OHFPD stated: "With the incorporation of Rise Grass Valley's proposal as a condition of approval for the mining project, Ophir Hill Fire Protection District will have the necessary equipment and staff to serve the project site. Moreover, the new assets offered in the proposal by Rise Grass Valley will significantly enhance the ability of the Ophir Hill Fire Protection District to provide excellent service throughout the entire fire district as well as neighboring districts."

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

About Rise Grass Valley Inc.

Rise Grass Valley, a subsidiary of Rise Gold Corp., proposes to reinitiate underground mining and gold mineralization processing at the Idaho‐Maryland Mine in unincorporated Nevada County. State-of-the-art facilities utilizing environmentally friendly technology will be located on the Brunswick Industrial Site. To learn more about the project and community, visit www.risegrassvalley.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.